Exhibit 99.1

Eightco ($ORBS) Releases Year-End Chairman’s Message

Eightco holds over 10% of the current WLD supply in circulation

Eightco’s total holdings include 277,222,975 WLD, 11,068 ETH, and cash and stablecoins of approx. $69.2 million

The company recently announced a share buyback program for up to $125 million

Chairman Dan Ives and CEO Kevin O’Donnell to attend CES in Las Vegas to showcase Infinity by ORBS; invites everyone to connect and engage

The Company is supported by a group of strategic and institutional investors including: Bitmine (BMNR), MOZAYYX, World Foundation, Wedbush, Coinfund, Discovery Capital Management, FalconX, Kraken, Pantera, GSR, Brevan Howard and more

EASTON, PA – December 31, 2025, Eightco Holdings Inc. (NASDAQ: ORBS) today published its year-end Chairman’s Message, detailing the company’s total holdings and strategy for the new year. The message highlights Eightco’s continued focus on providing the human authentication layer for personal and enterprise use cases in the AI revolution. The company recently announced that its Board of Directors has approved a share buyback program for up to $125 million.

As of December 30, Eightco’s total holdings include 277,222,975 WLD, 11,068 ETH, and cash and stablecoins of approximately $69.2 million. Eightco holds over 10% of the current WLD supply in circulation.

“With the latest release of World’s super app and strategic partnerships with global brands like Gap and Tinder, World is rapidly accelerating real-world adoption and is on track to surpass 100 million eyes scanned in 2026,” said Dan Ives, Chairman of Eightco. “The momentum is undeniable. As Eightco aggressively expands partnerships with leading global companies, we’re establishing ourselves as the trusted, foundational human authentication layer at the center of the digital economy. I’ll be at CES next week and look forward to meeting everyone to talk through all the exciting developments ahead.”

“As 2026 approaches, we are extremely bullish on AI adoption, the expansion of World’s super app, and the increasing demand for trusted human authentication in the enterprise,” said Kevin O’Donnell, Chief Executive Officer of Eightco. “With a highly active pipeline, we are laser-focused on building meaningful partnerships in the new year. We’re excited to be at CES in Las Vegas to engage with prospective investors and strategic partners as we accelerate execution and drive long-term value for our shareholders.”

Through strategic investments and partnerships, in addition to its Worldcoin treasury, Eightco is driving the development of a universal framework for digital identity and authentication. Infinity by ORBS is leading the advancement of AI-resistant enterprise authentication and will continue to develop new approaches to meet the evolving identity and verification challenges that come with scaled AI adoption.

In addition to its presence at CES, Eightco intends to launch an institutional investor-focused non-deal roadshow (NDR) in January to actively engage with the investment community and showcase the company’s differentiated technology platform.

The “Chairman’s Message” is available on the website: www.8co.holdings/chairmans-message

ABOUT EIGHTCO HOLDINGS INC.

Eightco Holdings Inc. (NASDAQ: ORBS) is building the authentication and trust layer for the post-AGI world. Its mission centers on strategic pillars including consumer authentication, enterprise authentication, and gaming authentication. Through its pioneering digital asset strategies, including the first-of-its-kind Worldcoin treasury, and partnerships with leading technology innovators, Eightco is establishing a universal foundation for digital identity and Proof of Human (PoH) verification. Dan Ives serves as Chairman of Eightco, where he leads the company’s mission to build the global authentication and trust layer in an AI world.

For additional details, follow on X:

https://x.com/iamhuman_orbs

https://x.com/divestech

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “expand,” “advance,” “develop” “believes,” “guidance,” “target,” “may,” “remain,” “project,” “outlook,” “intend,” “estimate,” “could,” “should,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: Eightco’s ability to maintain compliance with the Nasdaq’s continued listing requirements; unexpected costs, charges or expenses that reduce Eightco’s capital resources; Eightco’s inability to raise adequate capital to fund its business; Eightco’s inability to innovate and attract users for Eightco’s products; future legislation and rulemaking negatively impacting digital assets; and shifting public and governmental positions on digital asset mining activity. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Eightco’s actual results to differ from those contained in forward-looking statements, see Eightco’s filings with the Securities and Exchange Commission (the “SEC”), including in its Annual Report on Form 10-K filed with the SEC on April 15, 2025. All information in this press release is as of the date of the release, and Eightco undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

SOURCE Eightco Holdings (NASDAQ: ORBS)

MEDIA CONTACT:

Marcy Simon

Marcy@agentofchange.com

+19178333392